Exhibit 11

                FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
                     Computation of Earnings Per Share
             (In thousands of dollars, except per share data)
                                 Unaudited



                              Thirteen Weeks Ended      Fifty-Two Weeks Ended
                              Dec. 26,     Dec. 27,     Dec. 26,     Dec. 27,
                                1997         1996         1997         1996
Basic

    Net earnings (a)         $   43,866   $   31,500   $   69,329   $   40,159

    Weighted average shares
     of common stock
     outstanding (b)         46,277,014   46,165,698   46,166,842   46,210,151

    Basic earnings per share
     of common stock (a/b)   $      .95   $      .68   $     1.50   $      .87

Diluted

    Net earnings (c)         $   43,866   $   31,500   $   69,329   $   40,159
    Weighted average shares
     of common stock
     outstanding             46,277,014   46,165,698   46,166,842   46,210,151
    Common stock
     equivalents              3,851,682    2,307,098    3,210,853    2,418,157

    Weighted average shares of
     common stock and common
     stock equivalents (d)   50,128,696   48,472,796   49,377,695   48,628,308
    Fully diluted earnings per
     share of common stock and
     common stock equivalents
     (c/d)                   $      .88   $      .65   $     1.40   $      .83


Common stock equivalents for earnings per share are computed by the treasury stock method using the average market price.